Exhibit 99.1

1st Source Corporation Announces Revision to Fourth Quarter And Total Earnings for 2002


South Bend, Ind.--Feb. 10, 2003 --1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, announced today that it was revising its 2002 fourth quarter net income to $963,000 or $0.05 per diluted share and yearly net income to $10.04 million or $0.47 per diluted share. This is a decrease of $1.47 million in net income for the fourth quarter of 2002 over the previously announced figure.


The revision is the result of reductions taken in the value of repossessed aircraft due to information becoming available in late January 2003 about the marketability and condition of certain aircraft. Christopher J. Murphy III, Chairman and Chief Executive Officer, reported that in the course of the company's ongoing process for assessment of the value of repossessed collateral, it was determined that the carrying value of certain repossessed aircraft should be further reduced by $2.36 million. Since the after tax effect of this write down is material in relation to the company's 2002 net income, it is appropriate to revise the previously released fourth quarter earnings announcement.


Except for historical information contained herein, the matters discussed in this document express "forward-looking statements." Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. 1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source's actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source's competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.





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